Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CytomX Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee

CytomX Therapeutics, Inc. 2015 Equity Incentive Plan	Equity	Common Stock, par value $0.00001 per share	Rules 457(c) and 457(h)	3,203,996 (3)	$0.68	$2,165,901.00	$153.10 per million dollars	$331.60

	Total Offering Amounts					$2,165,901.00		$331.60

	Total Fee Offsets							$—

	Net Fee Due							$331.60

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the CytomX Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Select Market on February 28, 2025, which is $0.68.

(3)	Represents the additional shares of common stock available for future issuance under the 2015 Plan resulting from an annual increase as of January 1, 2025.